CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Arrow Investments Trust and to the use of our report dated March 30, 2016 on the financial statements and financial highlights of Arrow QVM Equity Factor ETF, a series of shares of beneficial interest of the Arrow Investments Trust. Such financial statements and financial highlights appear in the January 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

May 26, 2016